As filed with the Securities and Exchange Commission on February 5, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CELL GENESYS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3061375
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
500 Forbes Boulevard
South San Francisco, California 94080
(650) 266-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen A. Sherwin, M.D.
Chairman of the Board &
Chief Executive Officer
Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, California 94080
(650) 266-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
Glenn J. Luinenburg, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum
of Securities to	Amount to be	Aggregate Offering	Proposed Maximum	Amount of
be Registered	Registered (1)	Price per Share	Aggregate Offering Price	Registration Fee
Common Stock $0.001 par value (2)	11,572,610	$3.10 (3)	$35,875,091	$3,839
Common Stock $0.001 par value, issuable upon exercise of warrants (2)	421,918	$4.68 (4)	$1,974,576	$211
Total	11,994,528		$37,849,667	$4,050

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)	Includes rights to be issued under the registrant’s stockholder rights agreement.

(3)	In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for the calculating of the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our stock reported by the Nasdaq Global Market on February 29, 2007, which was $3.10.

(4)	The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, under which rule the per share price is estimated by reference to the exercise price of the securities.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2007
PRELIMINARY PROSPECTUS
11,994,528 Shares

Common Stock
     This prospectus relates to the resale of up to 11,994,528 shares of our common stock that we may issue to the selling stockholder listed in the section beginning on page 23 of this prospectus. The shares of common stock offered under this prospectus by the selling stockholder are issuable to Kingsbridge Capital Limited, or Kingsbridge, pursuant to a common stock purchase agreement between Kingsbridge and ourselves dated February 5, 2007 and a warrant we issued to Kingsbridge on that date. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.
     The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 24. We will not be paying any underwriting discounts or commissions in this offering.
     Our common stock is quoted on The Nasdaq Global Market under the symbol “CEGE.” The last reported sale price for our common stock on February 2, 2007 was $3.23 per share.
     Investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 5, 2007.

INFORMATION CONTAINED IN THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “Cell Genesys,” “we,” “us,” “our” or the “company” in this prospectus mean Cell Genesys, Inc.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     We have made forward-looking statements in this prospectus and in documents that we incorporate by reference into this prospectus. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire or prove to be accurate. We undertake no duty to update any of these forward-looking statements.

-i-

PROSPECTUS SUMMARY
     The following summary highlights information contained in this prospectus or incorporated by reference. You should, however, read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 5, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering. References in this prospectus to “our company,” “we,” “our,” “Cell Genesys” and “us” refer to Cell Genesys, Inc. References to the “selling stockholder” refer to the stockholder listed herein under the heading “Selling Stockholder” on page 23, who may sell shares from time to time as described in this prospectus.
Cell Genesys, Inc.
     We are a biotechnology company focused on the development and commercialization of novel biological therapies for patients with cancer. We are currently developing cell-based cancer immunotherapies and oncolytic virus therapies to treat different types of cancer. Our clinical stage cancer programs involve cell- or viral-based products that have been modified to impart disease-fighting characteristics that are not found in conventional chemotherapeutic agents. As part of our GVAX® cancer immunotherapy programs, we are conducting two Phase 3 clinical trials in prostate cancer and Phase 2 trials in each of pancreatic cancer and leukemia. We initiated our international Phase 3 clinical trials for GVAX immunotherapy for prostate cancer in July 2004 and June 2005, each under a Special Protocol Assessment (“SPA”) with the United States Food and Drug Administration (“FDA”). In our oncolytic virus therapies program, which we are developing in part through a global alliance with Novartis AG (“Novartis”), we are conducting a multiple dose Phase 1 clinical trial of CG0070 in recurrent bladder cancer. We also have other preclinical oncolytic virus therapy programs, including CG5757, evaluating potential therapies for multiple types of cancer.
Equity Financing Facility With Kingsbridge Capital
     On February 5, 2007, we entered into a Committed Equity Financing Facility, or CEFF, with Kingsbridge, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of our common stock. In connection with the CEFF, we entered into a common stock purchase agreement and registration rights agreement with Kingsbridge, both dated February 5, 2007, and on that date we also issued a warrant to Kingsbridge to purchase 421,918 shares of our common stock at a price of $4.68 per share. This warrant is exercisable beginning six months after February 5, 2007 and for a period of five years thereafter.
     The common stock purchase agreement entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years, shares of our common stock for cash consideration up to an aggregate of $75 million, subject to certain conditions and restrictions. The shares of common stock that may be issued to Kingsbridge under the common stock purchase agreement and the warrant will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended. Pursuant to the registration rights agreement, we have filed a registration statement of which this prospectus is a part, covering the possible resale by Kingsbridge of any shares that we may issue to Kingsbridge under the common stock purchase agreement or upon exercise of the warrant. Through this prospectus, the selling stockholder may offer to the public for resale shares of our common stock that we may issue to Kingsbridge pursuant to the common stock purchase agreement or that Kingsbridge may acquire upon exercise of the warrant.
     For a period of 36 months from the first trading day following the effectiveness of this prospectus, we may, from time to time, at our discretion and subject to certain conditions that we must satisfy, draw down

1

funds under the CEFF by selling shares of our common stock to Kingsbridge. The purchase price of these shares will be at a discount of up to 10 percent from the volume weighted average of the price of our common stock for each of the eight trading days following our election to sell shares, or “draw down,” under the CEFF. The discount on each of these eight trading days will be determined as follows:

VWAP*	Percent of VWAP (Applicable Discount)
Greater than $7.50 per share	94%	(6)%
Less than or equal to $7.50 per share but greater than $3.50 per share	92%	(8)%
Less than or equal to $3.50 per share but greater than or equal to $1.75 per share	90%	(10)%

*	As set forth in the common stock purchase agreement, “VWAP” means the volume weighted average price (the aggregate sales price of all trades of our common stock during each trading day divided by the total number of shares of common stock traded during that trading day) of our common stock during any trading day as reported by Bloomberg, L.P. using the AQR function. The VWAP and corresponding discount will be determined for each of the eight trading days during a draw down pricing period.
     During the eight trading day pricing period for a draw down, if the VWAP for any one trading day is less than the greater of (i) $1.75 or (ii) 85 percent of the closing price of our common stock for the trading day immediately preceding the beginning of the draw down period, the VWAP from that trading day will not be used in calculating the number of shares to be issued in connection with that draw down, and the draw down amount for that pricing period will be reduced by one-eighth of the draw down amount we had initially specified. In addition, if trading in our common stock is suspended for any reason for more than three consecutive or non-consecutive hours during any trading day during a draw down pricing period, that trading day will not be used in calculating the number of shares to be issued in connection with that draw down, and the draw down amount for that pricing period will be reduced by one eighth of the draw down amount we had initially specified.
     The maximum number of shares of common stock that we can issue pursuant to the CEFF is 11,572,610 shares, including any shares that may be issued in connection with a blackout notice pursuant to the registration rights agreement. An additional 421,918 shares of common stock are issuable if Kingsbridge exercises the warrant that we issued to it in connection with its entry into the CEFF. We intend to exercise our right to draw down amounts under the CEFF, if and to the extent available, at such times as we have a need for additional capital and when we believe that sales of stock under the CEFF provide an appropriate means of raising capital. We may exercise our right to draw down shortly after the effectiveness of the registration statement of which this prospectus is a part.
     Our ability to require Kingsbridge to purchase our common stock is subject to various limitations. We can make draw downs to a maximum of 2.5 percent of our market capitalization at the time of the draw down, or $15 million, whichever is less; provided that no more than once per fiscal quarter, we can draw down up to 3.5% of our market capitalization, subject to the $15 million limit. Unless Kingsbridge agrees otherwise, a minimum of three trading days must elapse between the expiration of any draw down pricing period and the beginning of the next draw down pricing period. Kingsbridge is not obligated to purchase shares at prices below $1.75 per share.
     During the term of the CEFF, without Kingsbridge’s prior written consent, we may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for that common stock is determined using a floating discount or other post-issuance adjustable discount to the market price of the common stock, including pursuant to an equity line or other financing that is substantially similar to the arrangement provided for in the CEFF, but excluding a Rule 144 offering to qualified institutional buyers that contain price adjustments customary for such transactions or pursuant to a restructuring of, or consummation of an exchange offer for, our 3.125% Convertible Senior Notes Due 2011.
     The issuance of our common stock under the CEFF or upon exercise of the Kingsbridge warrant will have no effect on the rights or privileges of existing holders of common stock, except that the economic and voting interests of each stockholder will be diluted as a result of the issuance. Although the number of shares of common stock that existing stockholders currently own will not decrease, these shares will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to Kingsbridge. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price were higher. Such issuances will have a dilutive effect and may further decrease our stock price.
     Kingsbridge agreed in the common stock purchase agreement that during the term of the CEFF, neither Kingsbridge nor any of its affiliates, nor any entity managed or controlled by it, will enter into any short sale of any shares of our common stock, as defined in Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended.
     Before Kingsbridge is obligated to buy any shares of our common stock pursuant to a draw down, the following conditions, none of which is in Kingsbridge’s control, must be met:
•	Each of our representations and warranties in the common stock purchase agreement must be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

•	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the common stock purchase agreement, the registration rights agreement and the warrant to be performed, satisfied or complied with by us.

•	We must have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the common stock purchase agreement and the consummation of the transactions it contemplates.

•	The registration statement, which includes this prospectus, must have previously become effective and shall remain effective.

•	We must not have knowledge of any event that could reasonably be expected to have the effect of causing the registration statement, of which this prospectus is a part, to be suspended or otherwise ineffective.

•	Trading in our common stock must not have been suspended by the Securities and Exchange Commission, the Nasdaq Global Market or the National Association of Securities Dealers, and trading in securities generally on the Nasdaq Global Market must not have been suspended or limited.

•	No statute, rule, regulation, executive order, decree, ruling or injunction can have been enacted, entered, promulgated or endorsed by any court or governmental authority which prohibits the consummation of any of the transactions contemplated by the common stock purchase agreement.

•	No action, suit or proceeding before any arbitrator or any governmental authority can have been commenced, and no investigation by any governmental authority can have been threatened, against us or any of our officers, directors or affiliates seeking to enjoin, prevent or change the transactions contemplated by the common stock purchase agreement.

•	We must have sufficient shares of common stock, calculated using the closing trade price of the common stock as of the trading day immediately preceding a draw down, registered under the registration statement to issue and sell such shares in accordance with such draw down.

•	The warrant to purchase 421,918 shares of our common stock must have been duly executed, delivered and issued to Kingsbridge, and we must not be in default in any material respect under the warrant.

•	Kingsbridge must receive an opinion of our legal counsel in the form previously agreed to.

•	We are current on all undisputed expense invoices that we are required to pay pursuant to the common stock purchase agreement.
     There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the common stock purchase agreement or that we will be able to draw down any portion of the amounts available under the CEFF.
     We have entered into a registration rights agreement with Kingsbridge. Pursuant to the registration rights agreement, we have filed with the SEC the registration statement that includes this prospectus relating to the selling stockholder’s resale of any shares of common stock purchased by Kingsbridge under the common stock purchase agreement or issued to Kingsbridge as a result of the exercise of the Kingsbridge warrant. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Kingsbridge under the common stock purchase agreement. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of this prospectus and prohibit the selling stockholder from selling shares under this prospectus. If we deliver a blackout notice in the 30 calendar days following the settlement of a draw down, or if the registration statement of which this prospectus is a part is not effective in circumstances not permitted by the registration rights agreement, then we must pay Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, an amount equal to the lesser of (x) the product of (i) the total number of shares issued to Kingsbridge immediately prior to the blackout period and (ii) the result obtained by subtracting the VWAP on the first trading day that Kingsbridge can sell its shares after the blackout period from the VWAP on the trading day immediately preceding the blackout period, (y) 90% of the most recent draw down and (z) 80% of the maximum amount we can draw down.
     The foregoing summary of the CEFF does not purport to be complete and is qualified by reference to the common stock purchase agreement, the registration rights agreement and the warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

          We were incorporated in Delaware in 1988. Our principal executive offices are located at 500 Forbes Boulevard, South San Francisco, California 94080, and our telephone number at that address is (650) 266-3000.
          CELL GENESYS and our logo, used alone and with the mark CELL GENESYS, are our registered service marks and trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.
RISK FACTORS
          Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.
Risks Related to Our Company
     Our products are in developmental stage, are not approved for commercial sale and might not ever receive regulatory approval or become commercially viable.
          All of our potential cancer immunotherapies and oncolytic virus therapies are in research and development. We have not generated any revenues from the sale of products. We do not expect to generate any revenues from product sales for at least the next several years. Our products currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. Our research and development efforts may not be successful, and any of our future products may not be ultimately commercially successful. Even if developed, our products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit us to operate profitably.
     Our cancer immunotherapies and oncolytic virus therapies must undergo exhaustive clinical testing and may not prove to be safe or effective. If any of our proposed products are delayed or fail, we may have to curtail our operations.
          There are many reasons that potential products that appear promising at an early stage of research or development do not result in commercially successful products. Clinical trials may be suspended or terminated if safety issues are identified, if our investigators or we fail to comply with regulations governing clinical trials or for other reasons. Although we and our investigators are testing some of our proposed products and therapies in human clinical trials, we cannot guarantee that we, the FDA, foreign regulatory authorities or the Institutional Review Boards at our research institutions will not suspend or terminate any of our clinical trials, that we will be permitted to undertake human clinical trials for any of our products or that adequate numbers of patients can be recruited for our clinical trials. Also, the results of this testing might not demonstrate the safety or efficacy of these products. Even if clinical trials are successful, we might not obtain regulatory approval for any indication. Preclinical and clinical data can be interpreted in many different ways, and FDA or foreign regulatory officials could interpret data that we consider promising differently, which could halt or delay our clinical trials or prevent regulatory approval. Finally, even if our products proceed successfully through clinical trials and receive regulatory approval, there is no guarantee that an approved product can be manufactured in commercial quantities at reasonable cost or that such a product will be successfully marketed.
          Our programs utilize new technologies. Existing preclinical and clinical data on the safety and efficacy of our programs are limited. Our GVAX cancer immunotherapies and oncolytic virus therapies are currently being tested in human clinical trials to determine their safety and efficacy. The results of preclinical or earlier stage clinical trials do not necessarily predict safety or efficacy in humans. Our products in later stage clinical trials may fail to show desired safety and efficacy, despite having progressed through preclinical or early clinical trials. Serious and potentially life-threatening side effects may be discovered during preclinical and clinical testing of our potential products or thereafter, which could delay, halt or interrupt clinical trials of our products, and could result in the FDA or other regulatory authorities denying approval of our drugs for any or all indications.
          Clinical trials are very costly and time-consuming, especially the typically larger Phase 3 clinical trials, such as the VITAL-1 and VITAL-2 trials of our GVAX immunotherapy for prostate cancer. The VITAL-1 and VITAL-2 trials of our GVAX immunotherapy for prostate cancer are our first Phase 3 clinical trials. We cannot exactly predict if and when any of our current clinical trials will be completed. Many factors affect patient enrollment in clinical trials, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new therapies approved for the conditions that we are investigating. In addition to delays in patient enrollment, other unforeseen developments, including delays in obtaining regulatory approvals to commence a study, delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites, manufacturing delays, lack of effectiveness during clinical trials, unforeseen safety issues, uncertain dosing issues, inability to monitor patients adequately during or after treatment, our or our investigators’ failure to comply with FDA or other health authority regulations governing clinical trials, and an inability or unwillingness of medical investigators to follow our clinical protocols, could prevent or delay completion of a clinical trial and increase our costs, which could also prevent or delay filing or approval of marketing applications and/or prevent or delay any eventual commercial sale of the therapy that is the subject of the trial. Each of our two Phase 3 clinical trials of GVAX immunotherapy for prostate cancer involves a comparison to a Taxotere chemotherapy regimen, which is the currently approved standard of care for this patient group. However, there can be no assurance that this chemotherapy regimen will continue to be commonly used to treat these patients in the future. Should another chemotherapy regimen be shown to be more effective than the Taxotere chemotherapy regimen, we may need to conduct additional comparative clinical trials in the future.
     We have not been profitable absent the gains on sales of stock in Abgenix, our former subsidiary, and certain up-front or non-recurring license fees. We expect to continue to incur substantial losses and negative cash flow from operations and may not become profitable in the future.
          We have incurred an accumulated deficit since our inception. At September 30, 2006, our accumulated deficit was $361.6 million. Our accumulated deficit would be substantially higher absent the gains we have realized on sales of our Abgenix common stock. We expect to incur substantial operating losses for at least the next several years and potentially longer. This is due primarily to the expansion of development programs, clinical trials and manufacturing activities and, to a lesser extent, general and administrative expenses, at a time when we have yet to realize any product revenues. We also have substantial lease obligations related to our manufacturing and headquarter facilities. We expect that losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. We cannot guarantee that we will successfully develop, manufacture, commercialize or market any products, or that we will ever achieve profitability.

     We will need substantial additional funds to continue operations, and our ability to generate funds depends on many factors beyond our control.
          We will need substantial additional funds for existing and planned preclinical and clinical trials, to continue research and development activities, for lease obligations related to our manufacturing and headquarter facilities, for principal and interest payments related to our debt financing obligations, for potential settlements to the IRS and other tax authorities and to establish marketing capabilities for any products we may develop. At some point in the future, we will need to raise additional capital to further fund our operations.
          In July 2005, the IRS issued to us a Notice of Proposed Adjustment (“NOPA”) seeking to disallow $48.7 million of net operating losses which we deducted for the 2000 fiscal year and seeking a $3.4 million penalty for substantial underpayment of tax in fiscal 2000. We responded to the NOPA in September 2005, disagreeing with the conclusions reached by the IRS in the NOPA and seeking to resolve this matter at the appeals level. We are currently negotiating with the IRS for a conclusion to this matter. We had previously recorded a liability for this and other federal and state tax contingencies, including estimated interest expense. If we are unsuccessful in our negotiations with the IRS, then potentially our liability for our various federal and state tax contingencies could be significantly higher than the $34.6 million that we have recorded as of September 30, 2006.
          Our future capital requirements will depend on, and could increase as a result of, many factors, such as:
•	the progress and scope of our internally funded research, development, clinical, manufacturing and commercialization activities;

•	our ability to establish new collaborations and the terms of those collaborations;

•	our ability to reach a favorable resolution with the IRS with respect to their audit of our fiscal 2000 federal tax return, or to other potential tax assessments;

•	competing technological and market developments;

•	the time and cost of regulatory approvals;

•	the extent to which we choose to commercialize our future products through our own sales and marketing capabilities;

•	the costs we incur in obtaining, defending and enforcing patent and other proprietary rights or gaining the freedom to operate under the patents of others;

•	our success in acquiring and integrating complementary products, technologies or businesses; and

•	the extent to which we choose to expand and develop our manufacturing capacities, including manufacturing capacities necessary to meet potential commercial requirements.
          If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development, manufacturing or clinical activities.

     Our substantial indebtedness could adversely affect our financial condition.
          We have a significant amount of debt. As of September 30, 2006, we had approximately $145.0 million aggregate principal amount of outstanding convertible notes. Our substantial indebtedness may adversely impact our business, operations and financial condition in the future. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to the convertible notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to raise additional funds to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; or

•	limit our ability to borrow additional funds.
     We plan to raise additional funds through collaborative business relationships, additional equity or debt financings, or otherwise, but we may not be able to do any of the foregoing on favorable terms, or at all.
          Because of our long-term capital requirements, we may seek to access the public or private debt and equity markets and/or sell our own debt or equity securities. Additional funding may not be available to us, and, if available, may not be on acceptable terms. Opportunities for outlicensing technologies or for third-party collaborations may not be available to us on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development, manufacturing or clinical activities. In addition, we may decide to raise additional capital when conditions are favorable, even when we do not have an immediate need for additional capital at that time. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution.
          Alternatively, we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Either of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow. Currently, we do not have collaborative partners for the further development of our GVAX cancer immunotherapies. Although we are in active discussions with potential partners for our GVAX immunotherapy for prostate cancer, we may not be successful in entering into collaborative partnerships on favorable terms, if at all. Certain of our oncolytic virus therapy products are being developed under our global strategic alliance with Novartis, and Novartis has future commercialization rights for these products. Also, we can give no assurance that our alliance with Novartis will continue, as Novartis periodically has the option of terminating the alliance at its discretion. We announced in 2005 the development of a novel technology for the production of monoclonal antibody products which is outside our core business focus and which therefore may represent an outlicensing opportunity. There can be no assurance that we will be successful in our efforts to raise capital through such outlicensing activities. Failure to enter into new corporate relationships may limit our future success.

     We plan to use potential future operating losses and our federal and state net operating loss carryforwards to offset taxable income from revenue generated from operations or from corporate collaborations. However, our ability to use net operating loss carryforwards could be limited as a result of potential future issuances of equity securities.
          We plan to use our current year operating losses to offset taxable income from any revenue generated from operations, corporate collaborations or, in the case of 2006, from the sale of Abgenix common stock. To the extent that our taxable income exceeds any current year operating losses, we plan to use our net operating loss carryforwards to offset income that would otherwise be taxable. However, our use of federal net operating loss carryforwards could be limited in the future by the provisions of Section 382 of the Internal Revenue Code depending upon the timing and amount of additional equity securities that we might potentially issue. State net operating loss carryforwards may be similarly limited.
     Our ability to manufacture our products is uncertain, which may delay or impair our ability to develop, test and commercialize our products.
          We have built our own manufacturing facility to operate according to current Good Manufacturing Practices (“cGMP”) regulations for the manufacture of products for clinical trials and to support the potential commercial launch of our GVAX cancer immunotherapy product candidates. We are under significant lease obligations for our manufacturing facility. We may be unable to establish and maintain our manufacturing facility for increased scale within our planned timelines and budget, which could have a material adverse effect on our product development and commercialization timelines. Our manufacturing facility will be subject to ongoing, periodic inspection by the FDA and other regulatory bodies to ensure compliance with cGMP. Our failure to follow and document our adherence to such cGMP regulations or satisfy other manufacturing and product release regulatory requirements may lead to significant delays in the availability of products for commercial use or clinical study, may result in the termination or hold on a clinical study, or may delay or prevent filing or approval of marketing applications for our products. We have at times encountered and/or may in the future encounter problems with the following:
•	achieving consistent and acceptable production yield and costs;

•	meeting product release specifications;

•	shortages of qualified personnel;

•	shortages of raw materials;

•	shortages of key contractors or contract manufacturers;

•	ongoing compliance with cGMP regulations and other expectations from FDA and other regulatory bodies;

•	equipment shortage or malfunction; and

•	inability to validate new equipment or processes in a timely manner.
          Failure to comply with applicable regulations could also result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could harm our business.
          Developing advanced manufacturing techniques and process controls is required to fully utilize our facility. The manufacturing techniques and process controls, as well as the product release specifications, required for our GVAX cancer immunotherapies and oncolytic virus therapies are more complex and less well-established than those required for other biopharmaceutical products, including small molecules, therapeutic proteins and monoclonal antibodies. We may not be able to develop these techniques and process controls in a timely manner, if at all, to manufacture and evaluate our products effectively to meet the demands of regulatory agencies, clinical testing and commercial production. Advances in manufacturing techniques may render our facility and equipment inadequate or obsolete.
          In addition, during the course of the development and testing of our products, we may make and have made improvements to processes, formulations or manufacturing methods or employ different manufacturing facilities. Such changes may be made to improve the product’s potential efficacy, make it easier to manufacture at scale, reduce variability or the chance of contamination of the product, or for other reasons. As a result, certain of the products we are currently testing in clinical trials, including our most advanced products, are not identical to those used in previous clinical trials from which we have reported clinical data or may vary throughout the course of a clinical trial. We may be required to conduct certain studies to demonstrate the comparability of our products if we introduce additional manufacturing changes. We cannot guarantee that the results of studies using the current versions of our products will be as successful as the results of earlier studies conducted using different versions of our products.
          If we are unable to manufacture our products for any reason, our options for outsourcing manufacturing are currently limited. We are unaware of available contract manufacturing facilities on a worldwide basis in which our GVAX product candidates can be manufactured under cGMP regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing our particular products to begin successfully producing them under cGMP regulations.
          Our manufacturing facility is subject to the licensing requirements of the United States Drug Enforcement Administration (“DEA”), the California Department of Health Services and foreign regulatory authorities. While not yet subject to license by the FDA, our facility is subject to inspection by the FDA, as well as by the DEA and the California Department of Health Services. Failure to obtain or maintain these licenses or to meet the inspection criteria of these agencies would disrupt our manufacturing processes and have a material adverse effect on our business, ongoing clinical trials, results of operations, financial condition and cash flow.
          In order to produce our products in the quantities that we believe will be required to meet anticipated market demand, we will need to increase, or “scale up,” the production process by a significant factor over the current level of production. If we are unable to do so, are delayed, or if the cost of this scale up is not economically feasible for us, we may not be able to produce our products in a sufficient quantity to meet the requirements for product launch or future demand. Logistical arrangements for wide-spread distribution of our products for clinical and commercial purposes may prove to be impractical or prohibitively expensive, which could hinder our ability to commercialize our products.

     We depend on clinical trial arrangements with public and private medical institutions to advance our technology, and the loss of these arrangements could impair the development of our products.
          We have arrangements with a number of public and private medical institutions, and individual investigators, for the conduct of human clinical trials for our GVAX cancer immunotherapy programs and oncolytic virus therapies. In some cases, trials may be conducted by institutions without our direct control or monitoring. The early termination of any of these clinical trial arrangements, the failure of these institutions to comply with the regulations and requirements governing clinical trials, or reliance upon results of trials that we have not directly conducted or monitored could hinder the progress of our clinical trial programs or our development programs. If any of these relationships are terminated, the clinical trials might not be completed, and the results might not be evaluable.
     Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices could prevent us from conducting our clinical trials or selling our products in foreign markets, which may adversely affect our operating results and financial condition.
          For development and marketing of drugs and biologics outside the United States, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country and may require us to perform additional testing and expend additional resources. The time required to obtain approvals outside the United States may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to conduct clinical trials in foreign markets or commercially develop foreign markets for our products and may have a material adverse effect on our results of operations and financial condition.
     If our proposed products are not effectively protected by issued patents or if we are not otherwise able to protect our proprietary information, we will be more vulnerable to competitors, and our business could be adversely affected.
          We rely heavily on the development and protection of our intellectual property portfolio. The patent positions of pharmaceutical and biotechnology firms, including ours, are generally uncertain and involve complex legal and factual questions. As of September 30, 2006, we had approximately 417 U.S. and foreign patents issued or granted to us or available to us based on licensing arrangements and approximately 311 U.S. and foreign applications pending in our name or available to us based on licensing arrangements. Although we are prosecuting patent applications, we cannot be certain whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or whether it will be invalidated. Also, depending upon their filing date, patent applications in the United States are confidential until patents are published or issued. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Accordingly, we cannot be sure that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for these inventions. In addition, to the extent we license our intellectual property to other parties, we may incur expenses as a result of contractual agreements in which we indemnify these licensing parties against losses incurred if practicing our intellectual property infringes upon the rights of others.

     Our intellectual property and freedom to operate may be challenged by others, which, if such a challenge were successful, could have a material adverse effect on our business, results of operations, financial condition and cash flow.
          The patent positions and proprietary rights of pharmaceutical and biotechnology firms, including ours, are generally uncertain and involve complex legal and factual questions. Our commercial success depends in part on not infringing the patents or proprietary rights of others, not breaching licenses granted to us and ensuring that we have the necessary freedom to operate and commercialize our products. We are aware of competing intellectual property relating to both our GVAX cancer immunotherapy and oncolytic virus therapy. While we believe we have freedom to operate for both of these programs and are aware of no issued patents that could prevent us from commercializing the products we are currently developing, others may challenge that position, and from time to time we have received communications from third parties claiming to have conflicting rights relating to components of our products. We periodically review the status of our products in development in response to these communications and more generally to ensure that we maintain freedom to operate with respect to all patents and proprietary rights of others. Nonetheless, if any such claim were successful, we could be required to obtain licenses to a third party’s technologies or biological or chemical reagents in order to market our products. Moreover, we may choose to voluntarily seek such a license in order to avoid the expense and uncertainty of fully defending our position. In either such event, such a license may not be available to us on acceptable terms or on any terms, and we may have to discontinue that portion of our business, or such third party may seek injunctive relief against us. The failure to license any technologies or biological or chemical reagents required to commercialize our technologies or products at reasonable cost may have a material adverse effect on our business, results of operations, financial condition and cash flow.
     We may have to engage in litigation, which could result in substantial cost, to enforce our patents or to determine the scope and validity of other parties’ proprietary rights.
          To determine the priority of inventions, the United States Patent and Trademark Office (“USPTO”) frequently declares interference proceedings. In Europe, patents can be revoked through opposition proceedings. These proceedings could result in an adverse decision as to the priority of our inventions.
          We are currently involved in an interference proceeding related to one of our technologies. We have filed an appeal of the final decision from the USPTO relating to an interference proceeding pending since 1996 with Applied Research Systems Holding N.V. (“ARS”) concerning a patent and patent application related to gene activation technology. ARS has also appealed the decision. The result of the appeal is uncertain at this time. We are not currently involved in any other interference proceedings. Certain of our patents for gene activation technology have been denied in appeal proceedings in Europe, which adversely affects our ability to receive royalties on sales of products employing this technology under certain of our license agreements which can otherwise be terminated at the discretion of the licensee.
          We cannot predict the outcome of these proceedings. An adverse result in any of these proceedings could have an adverse effect on our intellectual property position in these areas and on our business as a whole. If we lose in any such proceeding, our patents or patent applications that are the subject matter of the proceeding may be invalidated or may not be permitted to issue as patents. Consequently, we may be required to obtain a license from the prevailing party in order to continue the portion of our business that relates to the proceeding. Such license may not be available to us on acceptable terms or on any terms, and we may have to discontinue that portion of our business. We may be involved in other interference and/or opposition proceedings in the future. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

     Our competitive position may be adversely affected by our limited ability to protect and control unpatented trade secrets, know-how and other technological innovation.
          Our competitors may independently develop similar or better proprietary information and techniques and disclose them publicly. Also, others may gain access to our trade secrets, and we may not be able to meaningfully protect our rights to our unpatented trade secrets.
          We require our employees and consultants to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions relating to our business conceived by the employee while employed by us are our exclusive property. While we use reasonable business practices to protect our confidential information these agreements and other measures may not provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.
     Our competitors may develop therapies for the diseases that we are targeting that are more advanced or more effective than ours, which could adversely affect our competitive position, or they may commercialize products more rapidly than we do, which may adversely affect our competitive position.
          There are many companies pursuing programs for the treatment of cancer. Some of these competitors are large biotechnology or pharmaceutical companies, such as Amgen, Bristol-Myers Squibb, Genentech, Novartis, Roche and sanofi-aventis Group, which have greater experience and resources than we do in developing products, in undertaking preclinical testing and human clinical trials of new pharmaceutical products, in obtaining FDA and other regulatory approvals of products, and in manufacturing and marketing new therapies. We are also competing with other biotechnology companies which have prostate cancer immunotherapy products in various stages of clinical development, such as Dendreon Corporation, Therion Biologics Corporation and Onyvax, Ltd.
          Some competitors are pursuing product development strategies that are similar to ours, particularly with respect to our cancer immunotherapy and oncolytic virus therapy programs. Certain of these competitors’ products are in more advanced stages of product development, clinical trials and regulatory filings. We compete with other clinical-stage companies and institutions for clinical trial participants, which could reduce our ability to recruit participants for our clinical trials. Delay in recruiting clinical trial participants could adversely affect our ability to bring a product to market prior to our competitors or in our projected timeline. Our competitors may develop technologies and products that are more effective than ours, or that would render our technology and products less competitive or obsolete.
          Our competitive position and those of our competitors can vary based on the performance of products in clinical trials. In addition, our competitors may obtain patent protection or FDA or other regulatory approvals and commercialize products more rapidly than we do, which may impact future sales of our products. We also may not have the access that some of our competitors have to materials necessary to support the research, development or manufacturing of planned therapies. If we are permitted by the FDA or other regulatory agencies to commence commercial sales of products, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect that competition among products approved for sale will be based, among other things, on:
•	product efficacy;

•	price;

•	safety;

•	reliability;

•	availability;

•	reimbursement;

•	patent protection; and

•	sales, marketing and distribution capabilities.
          Our competitive position also depends upon our ability to attract and retain qualified personnel, develop proprietary products or processes, and secure sufficient funding for the often-lengthy period between product conception and commercial sales.
     To the extent we depend on strategic partners to sell, market or distribute our products, we will have reduced control over the success of the sales, marketing and distribution of our future products.
          We have no experience in sales, marketing or distribution of biopharmaceutical products. We may in the future rely on sales, marketing and distribution expertise of potential corporate partners for our initial products. The decision to market future products directly or through corporate partners will be based on a number of factors, including:
•	market size and concentration;

•	size and expertise of the partner’s sales force in a particular market; and

•	our overall strategic objectives.
          If we choose to rely on strategic partners for the sale, marketing or distribution of our future products, we will have less control over the success of our products and will depend heavily upon our partners’ abilities and dedication to our products. We cannot assure you that these future strategic partnerships will be available on favorable terms, if at all, nor can we assure you that they will enhance our business.
     We may in the future be exposed to product liability claims, which could adversely affect our business, results of operations, financial condition and cash flow.
          Clinical trials or marketing of any of our potential products may expose us to liability claims resulting from the use of our products. These claims might be made by clinical trial participants and associated parties, consumers, health care providers or sellers of our products. We currently maintain product liability insurance with respect to each of our clinical trials. We may not be able to maintain insurance or obtain sufficient coverage at a reasonable cost, given the increasing cost of insurance in today’s insurance market. An inability to maintain insurance at an acceptable cost, or at all, could result in a breach of terms of our product license agreements or could prevent or inhibit the clinical testing or commercialization of our products or otherwise affect our financial condition. A claim, particularly resulting from a clinical trial, on any of our insurance policies or a product recall could have a material adverse effect on our business, results of operations, financial condition and cash flow.

     Insurance coverage is increasingly more difficult and costly to obtain or maintain
          While we currently have a certain amount of insurance to minimize our direct exposure to certain business risks, premiums are generally increasing and coverage is narrowing in scope. As a result, we may be required to assume more risk in the future or make significant expenditures to maintain our current levels of insurance. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any claims made on our insurance policies may affect our ability to obtain or maintain insurance coverage at reasonable costs, if at all.
     Our business, financial condition and results of operations could suffer as a result of future strategic acquisitions and investments.
          We may engage in future acquisitions or investments that could dilute our existing stockholders or cause us to incur contingent liabilities, commitments, debt or significant expense. From time to time, in the ordinary course of business, we may evaluate potential acquisitions or investments in related businesses, products or technologies, although we currently have no commitments or agreements for any such acquisitions or investments. We may not be successful with any strategic acquisition or investment. Any future acquisition or investment could harm our business, financial condition and results of operations.
          If we engage in future acquisitions, we may not be able to fully integrate the acquired companies and their intellectual property or personnel. Our attempts to do so may place additional burdens on our management and infrastructure. Future acquisitions will also subject us to a number of risks, including:
•	the loss of key personnel and business relationships;

•	difficulties associated with assimilating and integrating the new personnel and operations of the acquired companies;

•	the potential disruption of our ongoing business;

•	the expense associated with maintenance of diverse standards, controls, procedures, employees and clients;

•	the diversion of resources from the development of our own proprietary technology; and

•	our inability to generate revenue from acquired technology sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.
     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could result in a material adverse effect on our business.
     Our facilities have, in the past, been subject to electrical blackouts as a result of a shortage of available electrical power. Future blackouts could disrupt the operations of our facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could have a material adverse effect on our business. We are vulnerable to a major earthquake and other calamities. Most of our facilities are located in seismically active regions. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake and do not have a recovery plan for fire, earthquake, power loss, terrorist activity or similar disasters. We are unable to predict the effects of any such event, but the effects could be seriously harmful to our business.
     We depend on our key technical and management personnel to advance our technology, and the loss of these personnel could impair the development of our products.
          We rely and will continue to rely on our key management and scientific staff, all of whom are employed at-will. The loss of key personnel or the failure to recruit necessary additional qualified personnel could have a material adverse effect on our business and results of operations. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. We will need to continue to recruit experts in the areas of clinical testing, manufacturing, finance, marketing and distribution and to develop additional expertise in our existing personnel. If we do not succeed in recruiting necessary personnel or developing this expertise, our business could suffer significantly.
     Various materials that we use are purchased from single qualified suppliers, which could result in our inability to secure sufficient materials to conduct our business.
          Most of the materials which we purchase for use in our manufacturing operations are subject to a supplier qualification program. In the event that we or the supplier deems the proffered material or the supplier no longer appropriate to support our cGMP operations, we may face significant additional expenses to find and qualify alternate materials and/or suppliers. Depending on the magnitude of the potential difference between materials and/or suppliers currently used and alternate materials and/or suppliers which may be identified, there is no guarantee that FDA or other health authorities will deem the alternative materials and/or suppliers to be comparable, which may require us to perform additional and/or extended clinical studies and could delay product approval.
          Some of the materials which we purchase for use in our manufacturing operations are sole-sourced, meaning only one known supplier exists or is qualified for our use. In the event of a significant interruption of sole-sourced supplies, the quantity of our inventory may not be adequate to complete our clinical trials or to launch our potential products.
     Inventions or processes discovered by our outside scientific collaborators may not become our property, which may affect our competitive position.
          We rely on the continued availability of outside scientific collaborators performing research. These relationships generally may be terminated at any time by the collaborator, typically by giving 30 days notice. These scientific collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. Our arrangements with these collaborators, as well as those with our scientific consultants, provide that any rights we obtain as a result of their research efforts will be subject to the rights of the research institutions for which they work. In addition, some of these collaborators have consulting or other advisory arrangements with other entities that may conflict with their obligations to us. For these reasons, inventions or processes discovered by our scientific collaborators or consultants may not become our property.

     The prices of our common stock and convertible senior notes are likely to continue to be volatile in the future.
          The stock prices of biopharmaceutical and biotechnology companies, including ours, have historically been highly volatile. Since January 1, 2003, our stock price has fluctuated between a high closing price of $15.93 on March 4, 2004 and a low closing price of $3.06 on January 10, 2007. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, as our convertible senior notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the notes. Also, interest rate fluctuations can affect the price of our convertible senior notes. The following factors, among others, may affect the prices of our common stock and notes:
•	announcements of data from, or material developments in, our clinical trials or those of our competitors, including delays in the commencement, progress or completion of a clinical trial;

•	fluctuations in our financial results;

•	the potential of an unfavorable future resolution with the IRS with respect to their audit of our fiscal 2000 federal tax return, or to other potential tax assessments;

•	announcements of technological innovations or new therapeutic products by us or our competitors, including innovations or products by our competitors that may require us to redesign, and therefore delay, our clinical trials to account for those innovations or products;

•	announcements of changes in governmental regulation affecting us or our competitors;

•	announcements of regulatory approval, disapproval, delays or suspensions of our or our competitors’ products;

•	announcements of new collaborative relationships by us or our competitors;

•	developments in patent or other proprietary rights affecting us or our competitors;

•	public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies;

•	material developments related to our minority interest in Ceregene, Inc.;

•	fluctuations in price and volume in the stock market in general, or in the trading of the stock of biopharmaceutical and biotechnology companies in particular, that are unrelated to our operating performance;

•	issuances of securities in equity, debt or other financings or issuances of common stock upon conversion of our convertible senior notes;

•	unforeseen litigation;

•	sales of common stock by existing stockholders; and

•	the perception that such issuances or sales could occur.
     Our stockholders may be diluted by the conversion of outstanding convertible senior notes.
          In October and November 2004 we issued and sold $145.0 million aggregate principal amount of notes which are convertible into our common stock, initially at the conversion price of $9.10 per share, equal to a conversion rate of approximately 109.8901 shares per $1,000 principal amount of notes, subject to adjustment. The holders of the notes may choose at any time to convert their notes into common stock. The number of shares of common stock issuable upon conversion of the notes, and therefore the dilution of existing common stockholders, could increase as a result of an event triggering the antidilution rights of the notes, including certain acquisitions in which 10% or more of the consideration paid for our common stock in the transaction is in the form of cash or securities that are not freely tradable. Conversion of our convertible senior notes would result in issuance of additional shares of common stock, diluting existing common stockholders.
     Our stockholders may be diluted, or our common stock price may be adversely affected, by the exercise of outstanding stock options or other issuances of our common stock.
          We may issue additional common stock, preferred stock, or securities convertible into or exchangeable for our common stock. Furthermore, substantially all shares of common stock for which our outstanding stock options are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of common stock, preferred stock or securities convertible into or exchangeable for our common stock or the exercise of stock options would dilute existing investors and could adversely affect the price of our common stock.
     We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of us or could limit the price investors might be willing to pay for our stock.
          Certain provisions of our certificate of incorporation, bylaws, debt instruments and Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include the adoption of a Stockholder Rights Plan, commonly known as a “poison pill.” Under the Stockholder Rights Plan, we made a dividend distribution of one preferred share purchase right for each share of our common stock outstanding as of August 21, 1995 and each share of our common stock issued after that date. In July 2000, we made certain technical changes to amend the plan and extended the term of such plan until 2010. The rights are exercisable only if an acquirer purchases 15 percent or more of our common stock or announces a tender offer for 15 percent or more of our common stock. Upon exercise, holders other than the acquirer may purchase our stock at a discount. Our Board of Directors may terminate the rights plan at any time or under certain circumstances redeem the rights. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, the plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding such acquisition. These provisions and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in our management or in the control of our company, including transactions in which our stockholders might otherwise receive a premium over the fair market value of our common stock.

     If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, maintain investor confidence or prevent fraud.
          Effective internal controls are necessary for us to provide reliable financial reports, maintain investor confidence and prevent fraud. As our operations have grown, as well as part of our examination of our internal systems in response to Sarbanes-Oxley requirements, we have discovered in the past, and may in the future discover, areas of our internal controls that could be improved. None of these issues have risen to the level that we were unable to attest to the effectiveness of our internal controls when we were required to do so. During fiscal 2006, we took additional steps to improve our internal controls. Although we believe that all of these efforts have strengthened our internal controls, we continue to work to improve our internal controls. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
     The Committed Equity Financing Facility (“CEFF”) that we entered into with Kingsbridge may not be available to us if we elect to make a draw down, may require us to make additional “blackout” or other payments to Kingsbridge, and may result in dilution to our stockholders.
          The CEFF entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years from the effectiveness of this registration statement, shares of our common stock for cash consideration up to the lesser of an aggregate of approximately 11.6 million shares or $75 million, subject to certain conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, which include a minimum price for our common stock; the accuracy of representations and warranties made to Kingsbridge; compliance with laws; effectiveness of the registration statement filed by us with the SEC; and the continued listing of our stock on the NASDAQ Global Market. In addition, Kingsbridge is permitted to terminate the CEFF if it obtains actual knowledge that a material and adverse event has occurred affecting our business, operations, properties or financial condition. If we are unable to access funds through the CEFF, or if the CEFF is terminated by Kingsbridge, we may be unable to access capital on favorable terms or at all.
          We are entitled, in certain circumstances, to deliver a blackout notice to Kingsbridge to suspend the registration statement filed by us with the SEC and prohibit Kingsbridge from selling shares. If we deliver a blackout notice in the 30 calendar days following the settlement of a draw down, or if the registration statement is not effective in circumstances not permitted by the agreement, then we must make a payment to Kingsbridge, or issue Kingsbridge additional shares in lieu of this payment, calculated on the basis of the number of shares held by Kingsbridge (exclusive of shares that Kingsbridge may hold pursuant to exercise of the Kingsbridge warrant) and the change in the market price of our common stock during the period in which the use of the registration statement is suspended. If the trading price of our common stock declines during a suspension of the registration statement, the blackout or other payment could be significant.
          Should we continue to sell shares to Kingsbridge under the new CEFF, or issue shares in lieu of a blackout payment, it will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down under the CEFF, we will issue shares to Kingsbridge at a discount of up to 10 percent from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.
     Recent accounting pronouncements impacted our results of operations.
          In December 2004, the Financial Accounting Standards Board, or FASB, issued a revision of Financial Accounting Standards No. 123, or FAS 123R, which requires all share-based payments to employees and directors, including grants of employee stock options, to be recognized in the income statement based on their values. We adopted FAS 123R on January 1, 2006, using the modified prospective method. As a result, we recorded $4.5 million of stock-based compensation expense in the nine months ended September 30, 2006. The adoption of FAS 123R had a material impact on our results of operations in the nine months ended September 30, 2006 and will in each subsequent period, although it will have no impact on our overall liquidity. We cannot reasonably estimate the future impact of FAS 123R because it will depend on levels of share-based payments granted in the future as well as certain assumptions that can materially affect the calculation of the value of share-based payments to employees and directors. The adoption of FAS 123R may affect the way we compensate our employees or may cause other changes in the way we conduct our business.
Risks Related to Our Industry
     In order for our products to be offered to the public, they must undergo extensive clinical testing and receive approval from the FDA and other regulatory agencies, which could delay or prevent the commercialization of our products.
          Human therapeutic products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and similar authorities in foreign countries. Preclinical tests include laboratory evaluation of potential products and animal studies to assess the potential safety and efficacy of the product and its formulations. Initiation of clinical trials requires approval by health authorities. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with FDA and ICH Good Clinical Practices and the European Clinical Trials Directive under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Other national, foreign and local regulations may also apply. The developer of the drug must provide information relating to the characterization and controls of the product before administration to the patients participating in the clinical trials. This requires developing approved assays of the product to test before administration to the patient and during the conduct of the trial. In addition, developers of pharmaceutical products must provide periodic data regarding clinical trials to the FDA and other health authorities, and these health authorities or our Independent Data Monitoring Committees may issue a clinical hold upon a trial if they do not believe, or cannot confirm, that the trial can be conducted without unreasonable risk to the trial participants. We cannot assure you that U.S. and foreign health authorities will not issue a clinical hold with respect to any of our clinical trials in the future. The results of the preclinical testing and clinical testing, together with chemistry, manufacturing and controls information, are submitted to the FDA and other health authorities in the form of a new drug application for a pharmaceutical product, and in the form of a biologics license application for a biological product, requesting approval to commence commercial sales.
          In responding to a new drug application or a biologics license application, the FDA or foreign health authorities may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Regulatory approval of a new drug application, biologics license application, or supplement is never guaranteed, and the approval process can take several years and is extremely expensive. The FDA and foreign health authorities have substantial discretion in the drug and biologics approval processes. Despite the time and expense incurred, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical, clinical or manufacturing-related studies. Approvals may not be granted on a timely basis, if at all, and if granted may not cover all the clinical indications for which we may seek approval. Also, an approval might contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.
     Even if our products are approved by regulatory authorities, if we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.
          Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval pre-clinical, manufacturing, clinical and safety data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products including unanticipated adverse events of unanticipated severity or frequency, manufacturer or manufacturing problems, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures or detention, injunctions or the imposition of civil or criminal penalties.
     We are subject to federal, state, local and foreign laws and regulations, and complying with these may cause us to incur significant costs.
          We are subject to laws and regulations enforced by the FDA, the DEA, the California Department of Health Services, foreign health authorities and other regulatory statutes including:
•	the Occupational Safety and Health Act;

•	the Environmental Protection Act;

•	the Toxic Substances Control Act;

•	the Food, Drug and Cosmetic Act;

•	the Resource Conservation and Recovery Act; and

•	other current and potential federal, state, local or foreign laws and regulations.

          In particular with respect to environmental laws, product development activities involve the use of hazardous materials, and we may incur significant costs as a result of the need to comply with these laws. Our research, development and manufacturing activities involve the controlled use of hazardous materials, chemicals, viruses and radioactive compounds. We are subject to federal, foreign, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of our products, materials used to develop and manufacture our products, and resulting waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of contamination or injury, by accident or as the result of intentional acts of terrorism, from these materials. In the event of an accident, we could be held liable for any damages that result, and any resulting liability could exceed our resources. We do not carry insurance for potential exposures which could result from these risks. We may also be required to incur significant costs to comply with environmental laws and regulations in the future.
     Reimbursement from third-party payers may become more restricted in the future, which may reduce demand for our products.
          There is uncertainty related to the extent to which third-party payers will cover and pay for newly approved therapies. Sales of our future products will be influenced by the willingness of third-party payers to provide reimbursement. In both domestic and foreign markets, sales of our potential products will depend in part upon coverage and payment amounts from third-party payers, including:
•	government agencies;

•	private health care insurers and other health care payers, such as health maintenance organizations; and

•	self-insured employee plans.
          There is considerable pressure to reduce the cost of biotechnology and pharmaceutical products. Reimbursement from government agencies, insurers and large health organizations may become more restricted in the future. Our potential products represent a new mode of therapy, and while the cost-benefit ratio of the products may be favorable, we expect that the costs associated with our products will be substantial. Our proposed products, if successfully developed, may not be considered cost-effective by third-party payers. Insurance coverage might not be provided by third-party payers at all or may be provided only after substantial delay. Even if such coverage is provided, the approved third-party payment amounts might not be sufficient to permit widespread acceptance of our products. Any such cost control initiatives could adversely affect our ability to commercialize our products, decrease the price that we would receive for products that are commercialized, if any, and may impede the ability of patients using our products to obtain reimbursement under their insurance programs.
     The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare may impair our future revenues and profitability.
          The pricing of our future products may be influenced in part by government controls. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement more rigorous provisions relating to government payment levels. While we cannot predict whether the government will adopt any such legislative or regulatory proposals, the announcement or adoption of these proposals could have a material adverse effect on our business, results of operations, financial condition and cash flow.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this prospectus. Any sale of shares by us to Kingsbridge under the common stock purchase agreement or in connection with the exercise of the Kingsbridge warrant will be made pursuant to an exemption from the registration requirements of the Securities Act of 1933. We will use the proceeds from these sales for general corporate purposes, including capital expenditures, the advancement of our drug candidates in clinical trials, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our drug candidates. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Kingsbridge. Accordingly, we will retain broad discretion over the use of these proceeds, if any.
SELLING STOCKHOLDER
     This prospectus relates to the possible resale by the selling stockholder, Kingsbridge, of shares of common stock that we may issue pursuant to the common stock purchase agreement we entered into with Kingsbridge on February 5, 2007, or upon exercise of the warrant we issued to Kingsbridge on that date. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Kingsbridge on February 5, 2007. We previously entered into a common stock purchase agreement with Kingsbridge on March 14, 2006 in which we agreed to sell 8,709,256 shares of common stock and issued a warrant to Kingsbridge to purchase 375,000 shares of common stock.
     The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires under the common stock purchase agreement or upon exercise of the warrant.
     The following table presents information regarding Kingsbridge and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of February 5, 2007. As used in this prospectus, the term “selling stockholder” includes Kingsbridge and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based both on 60,427,471 shares of our common stock actually outstanding as of February 5, 2007 and on the assumption that all shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on February 5, 2007 and all shares of common stock issuable upon exercise of the warrant held by Kingsbridge are outstanding as of that date.

	Shares of Common Stock				Shares of Common Stock
	Beneficially Owned			Number of	Beneficially Owned
	Prior to Offering			Shares	After Offering
Security Holders	Number		Percent	Being Offered	Number		Percent
Kingsbridge Capital Limited (1)	13,819,167	(2)	18.98%	11,994,528	1,824,639	(3)	2.51%

(1)	The address of Kingsbridge is Kingsbridge Capital Limited, Attention: Mr. Tony Hillman, P O Box 1075, Elizabeth House, 9 Castle Street, St. Helier, Jessey, JE42QP, Channel Islands.

(2)	Consists of (a) 1,449,639 shares of common stock issued under the common stock purchase agreement we entered into with Kingsbridge on March 14, 2006, (b) 375,000 shares of common stock issuable upon exercise of a warrant, issued to Kingsbridge on March 14, 2006, which warrant became exercisable on September 4, 2006, (c) 11,572,610 shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on February 5, 2007, and (d) 421,918 shares of common stock issuable upon exercise of a warrant, which warrant is not exercisable before August 5, 2007. For the purposes hereof, we assume the issuance of all 11,994,528 shares under (c) and (d). Adam Gurney and Maria O’Donoghue have shared voting and investment control of the securities held by Kingsbridge. Kingsbridge does not accept third party investments.

(3)	Consists of (a) 1,449,639 shares of common stock issued under the common stock purchase agreement we entered into with Kingsbridge on March 14, 2006 and (b) 375,000 shares of common stock issuable upon exercise of a warrant, issued to Kingsbridge on March 14, 2006, all of which were registered pursuant to a Form S-3 Registration Statement with the SEC on March 16, 2006.
PLAN OF DISTRIBUTION
     We are registering 11,994,528 shares of common stock under this prospectus on behalf of Kingsbridge. Except as described below, to our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.
     The selling stockholder may decide not to sell any shares. The selling stockholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Kingsbridge is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Kingsbridge has advised us that it may effect resales of our common stock through any one or more registered broker-dealers. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on The Nasdaq Global Market, on the over-the-counter market, in privately negotiated transactions or otherwise, or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:
•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the NASDAQ rules;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.
     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.
     Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on The Nasdaq Global Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus may be filed, disclosing:
•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder including, without limitation,

Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Securities Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.
     We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling stockholder incurred in the preparation of the CEFF agreements and the registration statement of which this prospectus forms a part. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.
     Under the terms of the common stock purchase agreement and the registration rights agreement, we have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.
     At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
DESCRIPTION OF CAPITAL STOCK
     As of the date of this prospectus, our authorized capital stock consists of 155,000,000 shares. Those shares consist of 150,000,000 shares designated as common stock, $0.001 par value, and 5,000,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of February 5, 2007, there were approximately 60,427,471 shares of common stock issued and outstanding.
     The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation and any applicable certificate of designations for a series of preferred stock, and by the provisions of applicable law.
Common Stock
     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, except that all holders are entitled to cumulate their votes in the election of directors. Every stockholder voting in the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by that stockholder, or distribute these votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected.
     Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
     Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our certificate of incorporation, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each such series will be fixed by a certificate of designation relating to each particular series.
     Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.
Stockholder Rights Plan
     In July 1995, our board of directors adopted a stockholder rights plan, which we amended in July 2000. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each share of our common stock outstanding on August 21, 1995 and/or each share of our common stock issued after that date. Each right entitles stockholders to buy a fraction of a share of our Series A preferred stock, with economic terms similar to that of one share of common stock, at an exercise price of $300.00, subject to adjustment. Each right will become exercisable following the earlier of (a) the tenth day after a person or group announces an acquisition of 15% or more of our common stock or (b) the tenth business day after a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.
     Following the exercisability of the rights, once an acquiring person has obtained 15% or more of our common stock, each right (other than any rights held by the acquiring person itself or its affiliates) will entitle the holder of the right to purchase, for the specified exercise price, a number of shares of our common stock having a then current value equal to twice the exercise price. In addition, after the rights become exercisable and after an acquiring person has obtained 15% or more of our common stock, if: (1) we merge into another entity; (2) another entity merges into us; or (3) we sell more than 50% of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by the acquiring person or its affiliates) shall entitle the holder of the right to purchase, for the specified exercise price, a number of shares of common stock of the person engaging in the transaction with us having a then-current market value equal to twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by that person of 50% of our outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by the acquiring person or its affiliates), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We are entitled to redeem the rights at a price of $.001 per right at any time before the earlier of:

(i) the fifth day following the day that a person or group announces an acquisition of 15% or more of our common stock; or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of the rights are subject to anti-dilution adjustments as described in the stockholder rights plan. Unless earlier exercised, exchanged or redeemed, the rights expire on July 27, 2010.
Potential Anti-takeover Effects
     The stockholder rights plan and some provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of Cell Genesys. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock.
     Our certificate of incorporation and bylaws allow us to:
•	issue preferred stock without any vote or further action by our stockholders;

•	eliminate the right of stockholders to act by written consent without a meeting;

•	specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

•	have cumulative voting in the election of directors.
     We are subject to provisions of Delaware law that could also delay or make more difficult a merger, tender offer or proxy contest involving Cell Genesys. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any stockholder for a period of three years unless the transaction meets certain conditions.
     The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of Cell Genesys, including without limitation discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.
Warrants
     We issued a warrant to Kingsbridge to purchase 421,918 shares of our common stock at a price of $4.68 per share. This warrant is exercisable beginning six months after February 5, 2007 and for a period of five years thereafter. Under the terms of the warrant, as subsequently amended and currently in force and effect, the warrant may not be exercised to the extent that such exercise would cause the warrant holder to beneficially own (or be deemed to beneficially own) a number of shares of our common stock which would exceed 19.9% of our then outstanding shares of common stock following such exercise.
     We previously issued a warrant to Kingsbridge on March 14, 2006 to purchase 375,000 shares of common stock at a price of $9.12 per share. There are no other outstanding warrants.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Computershare Trust Company. Their address is P.O. Box 43023, Providence, RI 02940-3023, and their telephone number is (781) 575-2879.

LEGAL MATTERS
     The validity of the securities being offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California.
EXPERTS
     The consolidated financial statements of Cell Genesys, Inc. appearing in Cell Genesys, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Cell Genesys, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment incorporated herein by reference in reliance upon such reports of given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities & Exchange Commission. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006. Our SEC filings are also available at the SEC’s web site at www.sec.gov and our website at www.cellgenesys.com. We have not incorporated by reference into this prospectus the information contained on our website, and you should not consider it to be part of this prospectus.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the end of any offering made under this prospectus (other than current reports or portions thereof furnished under Item 2.02, Item 7.01 or 8.01 of Form 8-K):
•	our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 9, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 4, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 3, 2006;

•	Our Current Report on Form 8-K filed with the SEC on June 21, 2006;

•	Our Current Report on Form 8-K filed with the SEC on October 31, 2006;

•	Our Current Report on Form 8-K filed with the SEC on December 1, 2006;

•	Our Current Report on Form 8-K filed with the SEC on January 22, 2007;

•	Our Current Report on Form 8-K filed with the SEC on February 5, 2007;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on March 24, 1992 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A12G/A filed on July 28, 2000 pursuant to Section 12(g) of the Exchange Act; and

•	the description of our Preferred Shares Rights Agreement contained in our Registration Statement on Form 8-A filed on August 8, 1995 pursuant to Section 12(g) of the Exchange Act, as amended by Amendment No. 1 on Form 8-A12G/A filed on July 28, 2000 pursuant to Section 12(g) of the Exchange Act.
     Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:
Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, California 94080
Attn: Investor Relations
(650) 266-3000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other expenses of issuance and distribution
     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$4,050
Legal Fees and Expenses	75,000
Accountants’ Fees and Expenses	10,000
Printing Expenses	5,000
Transfer Agent Fees and Expenses	2,500
Miscellaneous	5,000

Total	$101,550

Item 15. Indemnification of Directors and Officers
     Under Section 145 of the Delaware General Corporation Law, we can indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative other than action by us or on our behalf, by reason of the fact that such person is or was one of our officers or directors, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. Under Delaware law, we may also indemnify officers and directors in an action by us or on our behalf under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
     Our certificate of incorporation provides for the elimination of liability of monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for known violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, our bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including on those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred.

     Further, we have entered into indemnification agreements with our officers and directors, providing such individuals indemnification to the maximum extent permitted by the Delaware General Corporation Law. These agreements, among other things, indemnify our officers and directors for certain expenses, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred by any such person in any action or proceeding to which any such person may be made a party, including any action by or in the right of the registrant, by reason of the fact that such person is or was an officer, director, employee or agent of us or any of our subsidiaries or of any other company or enterprise to which the person provides services at our request, provided that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We intend to enter into indemnification agreements with any new directors or officers in the future.
Item 16. Exhibits and Financial Statement Schedules
     (a) The following exhibits are filed herewith or incorporated herein by reference:

Number	Note	Description
3.1	(1)	Restated Certificate of Incorporation.

3.2	(3)	Certificate of Amendment to Restated Certificate of Incorporation.

3.3	(1)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.

3.4	(1)	Certificate of Amendment to Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.

3.5	(1)	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock.

3.6	(2)	Bylaws.

4.1	(4)	Warrant for the purchase of shares of common stock, dated February 5, 2007, issued to Kingsbridge Capital Limited by Cell Genesys, Inc.

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	(5)	Common Stock Purchase Agreement, dated as of February 5, 2007, by and between Kingsbridge Capital Limited and Cell Genesys, Inc.

10.2	(5)	Registration Rights Agreement, dated as of February 5, 2007, by and between Kingsbridge Capital Limited and Cell Genesys, Inc.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1).

24.1		Power of Attorney (included on the signature page of this registration statement).

(1)	Incorporated by reference to the same numbered exhibit filed with the Company’s Registration Statement on Form S-3/A (Reg. No. 333-102122) filed with the SEC on January 30, 2003.

(2)	Incorporated by reference to the same numbered exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(3)	Incorporated by reference to Exhibit 3.2 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(4)	Incorporated by reference to Exhibit 10.3 filed with the Company’s Form 8-K filed February 5, 2007.

(5)	Incorporated by reference to the same numbered exhibit filed with the Company’s Form 8-K filed February 5, 2007.

Item 17. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 5th day of February, 2007.

CELL GENESYS, INC.
By:	/s/ Stephen A. Sherwin
Stephen A. Sherwin
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Cell Genesys, Inc., and each of us, do hereby constitute and appoint each and any of Stephen A. Sherwin and Sharon E. Tetlow, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ STEPHEN A. SHERWIN, M.D.	Chairman of the Board and Chief Executive

Stephen A. Sherwin, M.D.	Officer (Principal Executive Officer)	February 5, 2007

Senior Vice President and Chief Financial
/s/ SHARON E. TETLOW	Officer (Principal Financial and Accounting

Sharon E. Tetlow	Officer)	February 5, 2007

/s/ DAVID W. CARTER	Director	February 5, 2007
David W. Carter

/s/ NANCY M. CROWELL	Director	February 5, 2007
Nancy M. Crowell

/s/ JAMES M. GOWER	Director	February 5, 2007
James M. Gower

/s/ JOHN T. POTTS, JR., M.D.	Director	February 5, 2007
John T. Potts, Jr., M.D.

Signature	Title	Date

/s/ THOMAS E. SHENK, PH.D.	Director	February 5, 2007
Thomas E. Shenk, Ph.D.

/s/ EUGENE L. STEP	Director	February 5, 2007
Eugene L. Step

/s/ INDER M. VERMA, PH.D.	Director	February 5, 2007
Inder M. Verma, Ph.D.

/s/ DENNIS L. WINGER	Director	February 5, 2007
Dennis L. Winger

EXHIBIT INDEX

Number	Note	Description
3.1	(1)	Restated Certificate of Incorporation.

3.2	(3)	Certificate of Amendment to Restated Certificate of Incorporation.

3.3	(1)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.

3.4	(1)	Certificate of Amendment to Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.

3.5	(1)	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock.

3.6	(2)	Bylaws.

4.1	(4)	Warrant for the purchase of shares of common stock, dated February 5, 2007, issued to Kingsbridge Capital Limited by Cell Genesys, Inc.

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	(5)	Common Stock Purchase Agreement, dated as of February 5, 2007, by and between Kingsbridge Capital Limited and Cell Genesys, Inc.

10.2	(5)	Registration Rights Agreement, dated as of February 5, 2007, by and between Kingsbridge Capital Limited and Cell Genesys, Inc.

23.1		Consent of Independent Registered Public Accounting Firm.

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included with opinion filed as Exhibit 5.1).

24.1		Power of Attorney (included on the signature page of this registration statement).

(1)	Incorporated by reference to the same numbered exhibit filed with the Company’s Registration Statement on Form S-3/A (Reg. No. 333-102122) filed with the SEC on January 30, 2003.

(2)	Incorporated by reference to the same numbered exhibit filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(3)	Incorporated by reference to Exhibit 3.2 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

(4)	Incorporated by reference to Exhibit 10.3 filed with the Company’s Form 8-K filed February 5, 2007.

(5)	Incorporated by reference to the same numbered exhibit filed with the Company’s Form 8-K filed February 5, 2007.